Exhibit 99.94

This short form prospectus constitutes a public offering of these securities only in those jurisdictions where they may be lawfully offered for sale and therein only by persons permitted to sell such securities.

No securities regulatory authority has expressed an opinion about these securities and it is an offence to claim otherwise.

These securities have not been, and will not be, registered under the United States Securities Act of 1933, as amended (the “U.S. Securities Act”), or the securities laws of any state of the United States (as such term is defined in Regulation S under the U.S. Securities Act) (the “United States”) and may not be offered, sold or delivered, directly or indirectly, in the United States except as permitted by the Underwriting Agreement (as defined below) and pursuant to an exemption from registration under the U.S. Securities Act and applicable U.S. state securities laws. This short form prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of these securities in the United States. See “Plan of Distribution”.

Information has been incorporated by reference in this short form prospectus from documents filed with securities commissions or similar authorities in Canada. Copies of the documents incorporated herein by reference may be obtained on request without charge from the Chief Financial Officer of Village Farms International, Inc., at 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3 (telephone: (407) 936-1190, ext. 340), and are also available electronically at www.sedar.com.

SHORT FORM PROSPECTUS

New Issue	October 4, 2018

VILLAGE FARMS INTERNATIONAL, INC.

$20,035,300

2,810,000 Common Shares

This short form prospectus (this “Prospectus”) qualifies the distribution to the public (the “Offering”) of 2,810,000 common shares (the “Offered Shares”) of Village Farms International, Inc. (the “Company”) at a price of $7.13 per Offered Share (the “Offering Price”).

The Company is a corporation incorporated under the Canada Business Corporations Act (the “CBCA”).

The outstanding common shares of the Company (the “Shares”) are listed and posted for trading on the Toronto Stock Exchange (the “TSX”) under the symbol “VFF” and are also listed on the OTCQX International marketplace (the “OTCQX”) under the trading symbol “VFFIF”. On September 21, 2018, the last trading day prior to the public announcement of the Offering, the closing price of the Shares on the TSX and the OTCQX was $7.79 and US$6.1209 per Share, respectively. On October 3, 2018, the last trading day prior to the date of this Prospectus, the closing price of the Shares on the TSX and the OTCQX was $6.65 and US$5.1630 per Share, respectively.

The TSX has conditionally approved the listing of the Offered Shares on the TSX. Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before December 24, 2018.

Price: $7.13 per Offered Share

	Price to the Public	Underwriters’ Fee(1)	Net Proceeds to the Company(2)
Per Offered Share	$7.13	$0.4278	$6.7022
Total Offering(3)	$20,035,300	$1,202,118	$18,833,182

Notes:

(1)

Upon closing of the Offering, the Company will pay the Underwriters a cash commission equal to 6% of the gross proceeds of the Offering (the “Underwriters’ Fee”) including pursuant to any exercise of the Over-Allotment Option (as defined below). See “Plan of Distribution”.

(2)	Before deducting the expenses of the Offering, estimated to be $235,000, which, together with the Underwriters’ Fee, will be paid from the proceeds of the Offering.
(3)

The Company has granted to the Underwriters an option (the “Over-Allotment Option”) exercisable in whole or in part for a period of 30 days from the closing of the Offering to purchase up to 421,500 additional Shares (the “Over-Allotment Shares”) (being equal to 15% of the Offered Shares sold pursuant to the Offering) on the same terms as set forth above. If the Over-Allotment Option is exercised in full, the total Price to the Public, Underwriters’ Fee and Net Proceeds to the Company will be $23,040,595, $1,382,435.70 and $21,658,159.30, respectively, before deducting the expenses of the Offering. This Prospectus qualifies the grant of the Over-Allotment Option and the issuance of the Over-Allotment Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Over-Allotment Shares on exercise of the Over-Allotment Option acquires those Over-Allotment Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases.

Beacon Securities Limited (the “Lead Underwriter”), as lead underwriter and sole bookrunner, and GMP Securities L.P. (together with the Lead Underwriter, the “Underwriters”) have severally agreed to purchase the Offered Shares from the Company at a price of $7.13 per Offered Share, subject to the terms and conditions of the underwriting agreement described under “Plan of Distribution”. The Offering Price was determined by negotiation between the Company and the Lead Underwriter.

The Underwriters, as principals, conditionally offer the Offered Shares, subject to prior sale, if, as and when issued by the Company and accepted by the Underwriters in accordance with the conditions contained in the underwriting agreement described under “Plan of Distribution” and subject to the approval of certain legal matters on behalf of the Company by Torys LLP and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP.

This Prospectus is only being and may only be distributed to and directed at: (i) persons outside the United Kingdom (the “UK”); or (ii) persons in the UK who (a) are “qualified investors” within the meaning of Section 86(7) of the UK Financial Services and Markets Act 2000, as amended (the “FSMA”) and fall within the categories of persons referred to in Article 19(5) (investment professionals) or Article 49(2)(a)-(d) (high net worth companies, unincorporated associations, etc.) of the UK Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (as amended) (the “Financial Promotions Order”); or (b) are otherwise lawfully permitted to receive it (all such persons together being referred to as “relevant persons”). The securities being offered hereunder are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such securities will be engaged in only with, relevant persons. By accepting a copy of this document and by offering to acquire Offered Shares under the Offering, potential investors in the UK will be deemed to have represented that they satisfy the criteria specified in clause (ii) above to be a relevant person. Any person who is not a relevant person should not act or rely on this Prospectus or any of its contents. This Prospectus is not a prospectus for the purposes of Section 85(1) of the FSMA and contains no offer of transferable securities to the public within the meaning of section 102B of the FSMA, the UK Companies Act 2006 or otherwise. Accordingly, this Prospectus has not been examined or approved as a prospectus by the UK Financial Conduct Authority (the “FCA”), under Section 87A of the FSMA and has not been filed with the FCA pursuant to the rules published by the FCA implementing the Prospectus Directive (Directive 2003/71/EC) nor has it been approved by a person authorized under the FSMA for the purposes of Section 21 of the FSMA.

The Company has been advised by the Underwriters that, in connection with the Offering, the Underwriters may effect transactions that stabilize or maintain the market price of the Shares at levels other than those which otherwise might prevail on the open market. Such transactions, if commenced, may be discontinued at any time. The Underwriters may offer the Offered Shares to the public at a price lower than that stated above. Notwithstanding any such reduction by the Underwriters in the Offering Price, the Company will still receive net proceeds of $6.7022 per Offered Share purchased by the Underwriters under the Offering. See “Plan of Distribution”.

Subscriptions will be received subject to rejection or allocation in whole or in part and the Underwriters reserve the right to close the subscription books at any time without notice. Closing of the Offering is expected to occur on or about October 12, 2018 or such other date as the Company and the Underwriters may agree, but in any event not later than 42 days after the date of the receipt for this Prospectus (the “Closing Date”). Registrations and transfers of the Offered Shares will be effected electronically through the non-certificated inventory (“NCI”) system administered by CDS Clearing and Depository Services Inc. (“CDS”). Beneficial owners of Offered Shares will not, except in certain limited circumstances, be entitled to receive physical certificates evidencing their ownership of Offered Shares. See “Plan of Distribution”.

The following table sets out the number of Over-Allotment Shares that may be issued pursuant to the Over-Allotment Option:

Underwriters’ Position	Maximum Size or Number of Securities Available	Exercise Period	Exercise Price
Over-Allotment Option	421,500 Over-Allotment Shares	30 days from closing of the Offering	$7.13 per Over-Allotment Share

An investment in the Offered Shares is subject to a number of risks that should be carefully considered by prospective investors. Prospective investors should carefully review this Prospectus, and specifically the documents incorporated by reference herein, and the risk factors set out herein and in each such document before purchasing Offered Shares. It is important for investors to consider the particular risk factors that may affect the industries in which the Company operates. The risk factors identified under the heading “Risk Factors” in this Prospectus and in the Annual Information Form (as defined herein) should be carefully reviewed and evaluated by prospective investors before making an investment decision. An investment in the Offered Shares is suitable for only those investors who are willing to risk a loss of their entire investment. See “Risk Factors”.

The principal, registered and head office of the Company is located at 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3.

ABOUT THIS PROSPECTUS

General Advisory

A prospective purchaser of Offered Shares should read this entire Prospectus, including the documents incorporated herein by reference, and consult its own professional advisors to assess the income tax, legal, risks and other aspects of its investment in the Offered Shares. A prospective purchaser of Offered Shares should rely only on the information contained in this Prospectus. The Company and the Underwriters have not authorized anyone to provide prospective purchasers of Offered Shares with additional or different information. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or any sale of the Offered Shares. The Company’s business, financial condition, results of operations and prospects may have changed since the date of this Prospectus. Neither the Company nor the Underwriters are making an offer to sell these securities in any jurisdictions where the offer or sale is not permitted. For prospective purchasers of Offered Shares outside Canada, neither the Company nor the Underwriters have done anything that would permit the Offering or possession or distribution of this Prospectus in any jurisdiction where action for that purpose is required, other than in Canada (except Quebec). Prospective purchasers of Offered Shares are required to inform themselves about and to observe any restrictions relating to the Offering and the distribution of the Offered Shares under this Prospectus.

Interpretation

Unless otherwise noted or the context otherwise requires, the term “cannabis” has the meaning given to the term “marihuana” under the Access to Cannabis for Medical Purposes Regulations (the “ACMPR”).

Where context requires, all references in this Prospectus to the “Offering” include the Over-Allotment Option and all references in the Prospectus to “Offered Shares” include the Over-Allotment Shares that may be issued pursuant to the Over-Allotment Option.

Market and Industry Data

Unless otherwise indicated, information contained in this Prospectus or in documents incorporated herein by reference concerning the Company’s industry and the markets in which it operates or seeks to operate is based on information from third party sources, industry reports and publications, websites and other publicly available information, and management studies and estimates. Unless otherwise indicated, the Company’s estimates are derived from publicly available information released by third party sources as well as data from the Company’s own internal research, and include assumptions which the Company believes to be reasonable based on management’s knowledge of the Company’s industry and markets. The Company’s internal research and assumptions have not been verified by any independent source, and the Company has not independently verified any third party information. While the Company believes that such third party information to be generally reliable, such information and estimates are inherently imprecise. In addition, projections, assumptions and estimates of the Company’s future performance or the future performance of the industry and markets in which the Company operates are necessarily subject to a high degree of uncertainty and risk due to a variety of factors, including those described in this Prospectus and in the Annual Information Form under “Risk Factors”.

Presentation of Financial Information

The financial statements of the Company incorporated by reference in this Prospectus are presented in United States dollars and have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board. Certain calculations included in tables and other figures in this Prospectus have been rounded for clarity of presentation.

EXCHANGE RATE INFORMATION

All references to “$”, “C$” or “Canadian dollars” included or incorporated by reference into this Prospectus refer to Canadian dollar values. References to “US$” or “United States dollars” are used to indicate United States dollar values.

The rate of exchange on October 3, 2018 as reported by the Bank of Canada for the conversion of Canadian dollars into United States dollars was C$1.00 equals US$0.7793 and for the conversion of United States dollars into Canadian dollars was US$1.00 equals C$1.2832.

The following table sets forth, for each of the periods indicated, the high, low and average spot rates for US$1.00 in terms of Canadian dollars, as reported by the Bank of Canada.

	Six months ended June 30, 2018 (C$)	Six months ended June 30, 2017 (C$)	Year ended December 31, 2017 (C$)	Year ended December 31, 2016 (C$)
High	1.3310	1.3743	1.3743	1.4589
Low	1.2288	1.2977	1.2128	1.2544
Average	1.2781	1.3343	1.2986	1.3248

FORWARD-LOOKING STATEMENTS

Certain statements contained in this Prospectus and the documents incorporated by reference herein constitute forward-looking information within the meaning of applicable securities laws (“forward-looking statements”). Forward-looking statements may relate to the Offering, the use of proceeds of the Offering, the Company’s future outlook or financial position and anticipated events or results and may include statements regarding the financial position, business strategy, budgets, litigation, projected production, projected costs, capital expenditures, financial results, taxes, plans and objectives of or involving the Company. Particularly, statements regarding future results, performance, achievements, prospects or opportunities for the Company, the greenhouse vegetable industry or the cannabis industry are forward-looking statements. In some cases, forward-looking information can be identified by such terms as “outlook”, “may”, “might”, “will”, “could”, “should”, “would”, “occur”, “expect”, “plan”, “anticipate”, “believe”, “intend”, “estimate”, “predict”, “potential”, “continue”, “likely”, “schedule”, “objectives”, or the negative or grammatical variation thereof or other similar expressions concerning matters that are not historical facts. Some of the specific forward-looking statements in this Prospectus and in the documents incorporated by reference herein include, but are not limited to, statements with respect to: product pricing; maintaining profitability; risks inherent in the agricultural business; natural catastrophes; retail consolidation; covenant risk; dependence upon credit facilities; competition; transportation disruptions; labour; governmental regulations; product liability; key executives; uninsured and underinsured losses; vulnerability to rising energy costs; risks of regulatory change; environmental, health and safety risk, foreign exchange exposure, risks associated with cross-border trade; technological advances; accounting estimates; growth; tax risks; and risks related to the Pure Sunfarms Corp. joint venture for the production of cannabis (the “Joint Venture”), including the Joint Venture’s ability to obtain a license under the ACMPR for the full 1.1 million square feet of its Delta 3 greenhouse (the “Delta 3 Greenhouse”) and the timing thereof, risks relating to conversion of the Company’s or the Joint Venture’s greenhouses to cannabis production, and the ability to cultivate and distribute cannabis.

The Company has based these forward-looking statements on factors and assumptions about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs, including that the Canadian economy will remain stable over the next 12 months, that inflation will remain relatively low, that interest rates will remain stable, that tax laws remain unchanged, that conditions within the greenhouse vegetable and cannabis industries generally will be consistent with the current climate, that recreational cannabis consumption will become legalized in Canada effective October 17, 2018 and that the Canadian capital markets will provide the Company with access to equity and/or debt at reasonable prices or rates when required.

Although the forward-looking statements contained in this Prospectus and in the documents incorporated by reference herein are based upon assumptions that management believes are reasonable based on information currently available to management, there can be no assurance that actual results will be consistent with these forward-looking statements. Forward-looking statements necessarily involve known and unknown risks and uncertainties, many of which are beyond the Company’s control, that may cause the Company’s or the industry’s actual results, performance, achievements, prospects and opportunities in future periods to differ materially from those expressed or implied by such forward-looking statements. These risks and uncertainties include, among other things, the factors contained in the Company’s filings with securities regulators, including the Company’s Annual Information Form and management’s discussion and analysis that are incorporate by reference in this Prospectus.

When relying on forward-looking statements to make decisions, the Company cautions readers not to place undue reliance on these statements, as forward-looking statements involve significant risks and uncertainties and should not be read as guarantees of future results, performance, achievements, prospects and opportunities. The forward-looking statements made in this Prospectus and in the documents incorporated by reference herein relate only to events or information as of the date on which the statements are made in this Prospectus or the respective date of the applicable document incorporated by reference herein. Except as required by law, the Company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events.

DOCUMENTS INCORPORATED BY REFERENCE

The following documents filed with the securities commission or similar authority in each of the provinces of Canada are specifically incorporated by reference into, and form an integral part of, this Prospectus:

(a)	the Company’s annual information form for the year ended December 31, 2017 dated April 2, 2018 (the “Annual Information Form”);

(b)	the Company’s management information circular dated May 10, 2018 in connection with the annual and special meeting of shareholders held on June 14, 2018;

(c)

the audited consolidated financial statements of the Company for the financial years ended December 31, 2017 and December 31, 2016, and the notes thereto together with the report of the independent auditors thereon;

(d)	management’s discussion and analysis of the Company dated April 2, 2018, for the audited consolidated financial statements referred to in paragraph (c) above;

(e)	the unaudited condensed consolidated interim financial statements of the Company for the three and six months ended June 30, 2018 and June 30, 2017, and the notes thereto;

(f)	management’s discussion and analysis of the Company dated August 14, 2018, for the unaudited condensed consolidated interim financial statements referred to in paragraph (e) above (the “Q2 MD&A”);

(g)	the Company’s material change report dated September 25, 2018 in respect of the Offering; and

(h)	the template version of the term sheet for the Offering dated September 24, 2018 (the “Marketing Materials”).

Any statement contained in this Prospectus or in a document incorporated or deemed to be incorporated by reference herein will be deemed to be modified or superseded for the purposes of this Prospectus to the extent that a statement contained herein, or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein, modifies or supersedes that prior statement. The modifying or superseding statement need not state that it has modified or superseded a prior statement or include any other information set out in the document or statement that it modifies or supersedes. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this Prospectus. The making of a modifying or superseding statement will not be deemed an admission for any purposes that the modified or superseded statement, when made, constituted a misrepresentation, an untrue statement of a material fact or an omission to state a material fact that is required to be stated or that is necessary to make a statement not misleading in light of the circumstances in which it was made.

Any documents of the type described in Section 11.1 of Form 44-101F1 — Short Form Prospectus Distributions filed by the Company with the various securities commissions or similar authorities in each of the provinces of Canada pursuant to the requirements of applicable securities legislation after the date of this Prospectus and prior to the termination of this distribution of Offered Shares are deemed to be incorporated by reference in this Prospectus.

MARKETING MATERIALS

The Marketing Materials are not part of this Prospectus to the extent that the contents of the Marketing Materials have been modified or superseded by a statement contained in this Prospectus or any amendment. Any “template version” of “marketing materials” (each as defined in National Instrument 41-101 - General Prospectus Requirements) filed with the securities commission or similar authority in each of the provinces of Canada (except Quebec) in connection with this Offering after the date hereof but prior to the termination of the distribution of the Offered Shares under this Prospectus (including any amendments to, or an amended version of, any marketing materials) is deemed to be incorporated by reference herein.

ELIGIBILITY FOR INVESTMENT

In the opinion of Torys LLP, counsel to the Company, and Fasken Martineau DuMoulin LLP, counsel to the Underwriters, based on the provisions of the Income Tax Act (Canada) (the “Tax Act”), the Offered Shares if issued on the date hereof, would be “qualified investments” under the Tax Act for trusts governed by registered retirement savings plans (“RRSPs”), registered retirement income funds (“RRIFs”), registered education savings plans (“RESPs”), deferred profit sharing plans, registered disability savings plans (“RDSPs”) and tax-free savings accounts (“TFSAs”), provided that the Offered Shares are listed on a “designated stock exchange” (as defined in the Tax Act), which currently includes the TSX.

Notwithstanding that the Offered Shares may be qualified investments for a trust governed by a TFSA, RDSP, RRSP, RRIF or RESP (each a “Plan”), a holder of a TFSA or RDSP, an annuitant under an RRSP or RRIF or a subscriber of an RESP (each a “Plan Holder”) will be subject to a penalty tax if the Offered Shares are a “prohibited investment” (as defined in subsection 207.01(1) of the Tax Act) for a Plan. The Offered Shares will generally not be a “prohibited investment” for a trust governed by a Plan for purposes of the prohibited investment rules if the Plan Holder deals at arm’s length with the Company for purposes of the Tax Act and does not have a “significant interest” (within the meaning of subsection 207.01(4) of the Tax Act) in the Company. In addition, the Offered Shares will not be a “prohibited investment” for a Plan if the Offered Shares are “excluded property” (as defined in subsection 207.01(1) of the Tax Act) for such Plan. Prospective purchasers who intend to hold the Offered Shares in a Plan should consult their own tax advisors as to whether the Offered Shares will be a “prohibited investment” in their particular circumstances.

THE COMPANY

The Company is a corporation incorporated under the CBCA. The head and registered office of the Company and each of its Canadian subsidiaries is located at 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3.

The Company is one of the largest and longest-operating vertically integrated greenhouse growers in North America. The Company’s vegetables are grown hydroponically (without the use of soil) in a glass enclosed, high technology environment using sophisticated computer systems to control irrigation, fertilizers, carbon dioxide, light, temperature, ventilation, humidity and other climatic factors. The Company’s tomatoes are produced by plants that have been selected for their taste, quality and other characteristics and are not genetically modified.

The Company owns and currently operates a total of seven greenhouse facilities in British Columbia and Texas.

In June 2017, the Company entered into the Joint Venture with Emerald Health Therapeutics Inc. (“Emerald”) for the objective of seeking to achieve large-scale, low-cost, high quality cannabis production. The Joint Venture was formed by way of a corporation named “Pure Sunfarms Corp.”, which is 50% owned by the Company and 50% owned by Emerald, and has the purpose of carrying on the business of the Joint Venture. On September 6, 2018, the Joint Venture’s cannabis cultivation license from Health Canada (the “License”) was amended to provide for the production of cannabis on up to 550,000 square feet of the Delta 3 Greenhouse. The Joint Venture expects to have the full 1.1 million square foot area of the Delta 3 Greenhouse converted for cannabis production by the end of 2018.

On December 21, 2017, the Company completed a public offering of 2,500,000 Shares pursuant to a (final) short form prospectus of the Company dated December 15, 2017. The Company utilized the net proceeds from this prior prospectus offering in a manner consistent with that described in the “Use of Proceeds” section of such final prospectus, namely approximately $5.1 million of such net offering proceeds were used to repay a portion of a term loan with a Canadian creditor of the Company and the remainder of such net proceeds were retained by the Company for working capital purposes and, accordingly, were used to finance the Company’s ongoing business operations and growth initiatives.

Further information regarding the Company and its business is set out in the Annual Information Form, which is incorporated herein by reference.

RECENT DEVELOPMENTS

There have been no material developments in the business of the Company since August 14, 2018, the date of the Company’s unaudited condensed consolidated interim financial statements for the three and six months ended June 30, 2018 and June 30, 2017, which have not been disclosed in this Prospectus or the documents incorporated by reference herein.

On August 21, 2018, the Company announced that Mandesh Dosanjh had been appointed as President and Chief Executive Officer of the Joint Venture, effective on or before October 1, 2018. Mr. Dosanjh previously served as Senior Vice President, Supply Chain and Wholesale, at the Liquor Control Board of Ontario.

On August 23, 2018, the Joint Venture’s License was amended to provide for the production of cannabis on up to approximately 420,000 square feet of the Delta 3 Greenhouse. On September 6, 2018, the License was further amended by Health Canada to provide for the production of cannabis on up to 550,000 square feet of the Delta 3 Greenhouse. For further details, see “The Company”.

On September 25, 2018, the Company announced that it was accepted as a member of the board of the U.S. Hemp Roundtable, a coalition of companies and national grassroots organizations advocating for the full and permanent legalization of hemp in the United States.

MATERIAL CHANGES TO CONSOLIDATED CAPITALIZATION

There have been no material changes in the consolidated capitalization of the Company since June 30, 2018, the date of the Company’s unaudited comparative consolidated interim financial statements for the three and six-month periods ended June 30, 2018, which have not been disclosed in this Prospectus or the documents incorporated by reference herein.

DESCRIPTION OF SHARE CAPITAL

General

The following is a summary of the rights, privileges, restrictions and conditions of or attaching to the Shares. The Company is authorized to issue an unlimited number of Shares, an unlimited number of preferred shares (“Preferred Shares”) and an unlimited number of special voting shares (“Special Shares”), of which 44,522,138 Shares, no Preferred Shares and no Special Shares were issued and outstanding as of the close of business on October 3, 2018.

Shares

Each Share entitles the holder thereof to receive notice of and to attend all meetings of shareholders of the Company and to one vote per Share at such meetings (other than meetings at which only the holders of another class of shares are entitled to vote separately as a class). The Shares entitle the holders thereof to receive, in any year, dividends on the Shares as and when declared by the board of directors of the Company, provided that payment of such dividends is not prohibited under law and after payment of any applicable amounts to which holders of any Preferred Shares may be entitled. In the event of the liquidation, dissolution or winding-up of the Company, whether voluntary or involuntary, after payment of or other proper provision for all of the liabilities of the Company and the payment of any amounts payable to holders of the Preferred Shares, the holders of the Shares will be entitled to share pro rata in all remaining property or assets of the Company.

The ability of a beneficial owner of Shares to pledge such Shares or otherwise take action with respect to such shareholder’s interest in such Shares (other than through a CDS Participant) may be limited due to the lack of a physical Share certificate. The Company has the option to terminate the registration of the Shares through the book-entry system in which case definitive certificates for the Shares in fully registered form would be issued to beneficial owners of such Shares or their nominees.

The Company has no current plans to pay dividends as it is growth focused. The amount of any dividends payable by the Company will be at the discretion of the board of directors of the Company and may vary depending on, among other things, the Company’s earnings, financial requirements for the Company’s operations, growth opportunities, debt covenants, the satisfaction of the solvency tests imposed by the CBCA for declaration and payment of dividends and the conditions existing from time to time.

Preferred Shares

The Company’s board of directors will fix the number of Preferred Shares, as well as the designation, rights, privileges, restrictions and conditions for each series of Preferred Shares that may be issued, subject to the Company filing the applicable articles of amendment under the CBCA. Preferred Shares will have preference over Shares with respect to the payment of dividends and in the distribution of assets in the event of the liquidation, dissolution or winding-up of the Company, be it voluntary or involuntary, or any other distribution of the assets of the Company among its shareholders for the purpose of winding-up its affairs. Preferred Shares will have no right to vote on shareholder matters, subject to certain exceptions. No changes to the provisions of the Preferred Shares may be made without the approval of the holders of the Preferred Shares.

Special Shares

The holders of Special Shares are entitled to one vote for each Special Share held at all meetings of shareholders of the Company other than meetings at which only the holders of another class of shares are entitled to vote separately as a class; provided that in no event shall the votes attached to the Special Shares exceed 45% of the votes otherwise attached to the Shares and Special Shares then outstanding. In certain circumstances, the holders of Special Shares will not be entitled to vote separately as a class and will not be entitled to dissent. The holders of Special Shares will not be entitled to share in any distribution of the property or assets of the Company upon the dissolution, liquidation or winding-up of the Company, whether voluntary or involuntary, or in the event of any other distribution of assets of the Company among its shareholders for the purpose of winding-up its affairs. The provisions of the Special Shares cannot be modified by the Company without first obtaining, by separate affirmative vote, two-thirds of the votes cast at a meeting of the holders of the shares of such class.

The holders of Special Shares are not entitled to receive any dividends. The Company has redeemed all of the Special Shares that were previously issued and outstanding.

Further information relating to the Shares, the Preferred Shares and the Special Shares is set out in the Annual Information Form, which is incorporated by reference herein.

PLAN OF DISTRIBUTION

Pursuant to an underwriting agreement dated September 27, 2018 between the Company and the Underwriters (the “Underwriting Agreement”), the Company has agreed to sell and the Underwriters have severally agreed to purchase on the Closing Date, an aggregate of 2,810,000 Offered Shares at a purchase price of $7.13 per Offered Share, payable in cash to the Company by the Underwriters against delivery of the Offered Shares for aggregate gross proceeds of $20,035,300. The Underwriters will receive an aggregate fee of $1,202,118 (or 6.0% of the gross proceeds of the Offering), excluding any fees payable pursuant to the Over-Allotment Option. The Offering Price of the Offered Shares was determined by negotiation between the Company and the Lead Underwriter.

In addition, the Company has granted to the Underwriters the Over-Allotment Option exercisable in whole or in part for a period of 30 days from the closing of the Offering to purchase up to 421,500 Over-Allotment Shares on the same terms as set out above. The Underwriting Agreement provides that the Company will pay the Underwriters a fee of $0.4278 per Over-Allotment Share with respect to Over-Allotment Shares issued under the Over-Allotment Option. This Prospectus qualifies the grant of the Over-Allotment Option and the issuance of Over-Allotment Shares on the exercise of the Over-Allotment Option. A purchaser who acquires Over-Allotment Shares on exercise of the Over-Allotment Option acquires those Over-Allotment Shares under this Prospectus, regardless of whether the over-allocation position is ultimately filled through the exercise of the Over-Allotment Option or secondary market purchases. In the event that the Over-Allotment Option is exercised in full, the aggregate Underwriters’ Fee shall be $1,382,435.70.

The Underwriters propose to offer the Offered Shares initially at the Offering Price. After the Underwriters have made a reasonable effort to sell all of the Offered Shares at the Offering Price, the Offering Price may be decreased and may be further changed from time to time to an amount not greater than the Offering Price, and the compensation realized by the Underwriters will be decreased by the amount that the aggregate price paid by purchasers to the Underwriters for the Offered Shares is less than the price paid by the Underwriters to the Company.

The obligations of the Underwriters under the Underwriting Agreement are several and may be terminated at their discretion pursuant to standard “regulatory out”, “material change out”, “disaster out” and “breach of agreement out” provisions and upon the occurrence of certain other stated events. The Underwriters are, however, severally obligated to take up and pay for all of the Offered Shares that they have agreed to purchase if any of the Offered Shares are purchased under the Underwriting Agreement.

The TSX has conditionally approved the listing of the Offered Shares on the TSX. Listing is subject to the Company fulfilling all of the listing requirements of the TSX on or before December 24, 2018.

Pursuant to the amended and restated securityholders’ agreement dated December 31, 2009, between, among others, the Company and Michael DeGiglio (the “Securityholders’ Agreement”), Michael DeGiglio has waived his pre-emptive rights in connection with the Offering. No other person currently holds any pre-emptive rights under the Securityholders’ Agreement or any other agreement with the Company.

Under the Underwriting Agreement, the Company has agreed that it will not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, issue or sell (or agree or announce any such agreement to issue or sell), directly or indirectly (except in certain limited circumstances), any equity securities or other securities convertible into or exchangeable for equity securities, for the period up to and including 90 days after the Closing Date. In addition, under the Underwriting Agreement, each of the directors and officers of the Company has agreed that he or she will not, without the prior written consent of the Lead Underwriter, on behalf of the Underwriters, such consent not to be unreasonably withheld or delayed, sell (or agree or announce any such agreement to sell), directly or indirectly (except in certain limited circumstances), any Shares or other securities convertible into or exchangeable for Shares, for the period up to and including 30 days after the Closing Date, other than pursuant to a bona fide take-over bid or similar transaction made generally to all shareholders of the Company.

The Offered Shares have not been, and will not be, registered under the U.S. Securities Act or the securities laws of any state of the United States and, accordingly, may not be offered, sold or delivered, directly or indirectly, in the United States except in accordance with the Underwriting Agreement and pursuant to an exemption from registration under the U.S. Securities Act and applicable U.S. state securities laws.

In addition, until 40 days after the commencement of the Offering, an offer or sale of the Offered Shares within the United States by any dealer (whether or not participating in the Offering) may violate the registration requirements of the U.S. Securities Act if such offer or sale is made otherwise than in accordance with an exemption from registration under the U.S. Securities Act.

Subscriptions for the Offered Shares will be received subject to rejection or allotment in whole or in part and the right is reserved to close the subscription books at any time without notice. The Offering will be conducted under the NCI system. Offered Shares registered in the name of CDS or its nominee will be deposited electronically with CDS on an NCI basis at closing. A subscriber who purchases Offered Shares will generally only receive a customer confirmation from the registered dealer from or through whom Offered Shares are purchased and who is a CDS participant.

In accordance with rules and policy statements of certain Canadian securities regulators, the Underwriters may not, at any time during the period of distribution, bid for or purchase Shares. The foregoing restriction is, however, subject to exceptions where the bid or purchase is not made for the purpose of creating actual or apparent active trading in, or raising the price of, the Shares. These exceptions include a bid or purchase permitted under the by-laws and rules of applicable regulatory authorities and the TSX, including the Universal Market Integrity Rules for Canadian Marketplaces, relating to market stabilization and passive market making activities and a bid or purchase made for and on behalf of a customer where the order was not solicited during the period of distribution. As a result of these activities, the price of the Shares may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the Underwriters at any time.

USE OF PROCEEDS

The estimated net proceeds to the Company from the Offering, after deducting the Underwriters’ Fee and the expenses of the Offering (estimated to be $235,000), will be approximately $18.6 million (or approximately $21.4 million if the Over-Allotment Option is exercised in full). The Company intends to use the net proceeds of the Offering for working capital purposes, which may include funding certain future capital needs of Pure Sunfarms as well as other growth opportunities that may arise in respect of the Company’s business over time.

As disclosed in the Q2 MD&A, (i) the Company anticipates that Pure Sunfarms will need incremental capital to complete the full buildout of the Delta 3 Greenhouse as well as for its working capital needs, and (ii) Pure Sunfarms is presently in discussions with the Company’s current lenders to provide traditional term debt to Pure Sunfarms. Depending on the timing and amount of any third-party debt financing for Pure Sunfarms, additional shareholder debt or equity may have be contributed to Pure Sunfarms to complete the build out of the Delta 3 Greenhouse.

In the event that Pure Sunfarms secures third-party debt financing, the Company estimates that it will contribute approximately $5 million to $7 million of working capital to Pure Sunfarms over the next few months in order for Pure Sunfarms to complete the build out of the Delta 3 Greenhouse. In the event that Pure Sunfarms does not secure third-party debt financing, the Company anticipates that it may contribute approximately $15 million to $17 million of working capital to Pure Sunfarms in the next few months in order for Pure Sunfarms to complete the build out of the Delta 3 Greenhouse.

Aside from its investment in Pure Sunfarms, the Company continues to focus on increasing its produce revenues and profits on its core crops – tomatoes, cucumbers and peppers. The Company continues to actively explore whether to produce certain higher margin alternative crops at the Company’s continuing produce facilities, such as hemp as well as evaluate other cannabis related business opportunities. To the extent net proceeds of the Offering are not ultimately used by the Company for the potential Pure Sunfarms purposes described above, the Company intends to use its increased working capital to finance these other business and growth objectives.

For the reasons described above, the Company has not definitively determined how all of the net proceeds of the Offering will be spent as any decisions in respect thereof will be dependent upon, among other things, market conditions and competitive pressures which may evolve and develop in the future. As such, the potential uses of proceeds described above are based on the Company’s best estimates as of the date of this Prospectus and are subject to change. See “Risk Factors – Use of Proceeds”.

PRIOR SALES

The Company has not completed any sales of Shares, or securities convertible or exchangeable into Shares, during the 12-month period preceding the date of this Prospectus, except as described below:

Date Issued	Number of Securities Issued	Issue/Exercise Price Per Share	Nature of Issuance
November 14, 2017	300,000	$3.80	Performance Shares
November 14, 2017	25,000	$0.70	Option Exercise
December 1, 2017	8,333	$0.83	Option Exercise
December 21, 2017	2,500,000	$5.40	Prospectus Financing
December 22, 2017	210,000	$6.00	Performance Shares
December 22, 2017	155,000	$6.00	Options Issuance
January 2, 2018	10,000	$1.10	Option Exercise
January 15, 2018	33,334	$0.80	Option Exercise
January 15, 2018	8,334	$1.43	Option Exercise
January 31, 2018	50,000	$0.70	Option Exercise
February 15, 2018	3,333	$1.24	Option Exercise
February 16, 2018	100,000	$1.24	Option Exercise
April 3, 2018	30,000	$1.24	Option Exercise
April 3, 2018	8,333	$1.43	Option Exercise
May 22, 2018	99,399	$0.70	Option Exercise
May 24, 2018	1,886,793	$5.30	Private Placement
June 5, 2018	203,000	$5.79	Options Issuance
August 15, 2018	20,000	$5.16	Performance Shares
September 7, 2018	5,000	$1.48	Option Exercise
September 12, 2018	6,667	$1.24	Option Exercise
September 12, 2018	3,333	$7.53	Performance Shares
September 18, 2018	15,000	$7.11	Performance Shares

PRICE RANGE AND TRADING VOLUME OF THE SHARES

The Shares of the Company are listed on the TSX under the symbol “VFF”. The following table sets forth the market price ranges and trading volumes of the Shares on the TSX for the 12-month period prior to the date of this Prospectus, as reported by the TSX:

	High ($)	Low ($)	Volume
2017
October	4.15	2.62	3,089,304
November	6.25	3.55	4,309,894
December	7.93	5.41	6,190,748
2018
January	9.80	6.70	15,493,831

	High ($)	Low ($)	Volume
February	8.73	6.49	7,019,729
March	8.69	5.02	9,836,134
April	5.88	4.36	6,685,233
May	6.30	4.90	5,528,465
June	7.91	5.54	11,705,236
July	6.47	4.90	4,845,747
August	7.44	4.85	7,532,497
September	8.53	6.42	17,151,288
October 1-3	7.30	6.57	1,160,891

RISK FACTORS

An investment in the Offered Shares is subject to a number of risks, including those set forth herein and in the Company’s Annual Information Form and management’s discussion and analysis for the year ended December 31, 2017 and for the three and six months ended June 30, 2018 and June 30, 2017, all of which are incorporated by reference herein. Prospective investors should carefully consider these risks, in addition to information contained in this Prospectus and the information incorporated by reference herein, before purchasing Offered Shares. If any of these or other risks occur, the Company’s business, prospects, financial condition, results of operations and cash flows could be materially and adversely impacted. In that case, the trading price of the Offered Shares could decline and investors could lose all or part of their investment in the Offered Shares. There is no assurance that any risk management steps taken will avoid future loss due to the occurrence of the below described risks or other unforeseen risks. Additional risks and uncertainties not currently known to the Company, or that are currently deemed immaterial, may also materially and adversely affect the Company’s business prospects, financial condition, results of operations or cash flows.

Risks Related to the Offering

Return on Investment is Not Guaranteed

There can be no assurance regarding the amount of income to be generated by the Company. The Offered Shares are equity securities of the Company and are not fixed income securities. Unlike fixed income securities, there is no obligation of the Company to distribute to shareholders a fixed amount or any amount at all, or to return the initial purchase price of a Offered Share on any date in the future. The market value of the Shares may deteriorate if the Company is unable to generate sufficient positive returns, and that deterioration may be significant.

Potential Volatility of Share Price

The market price for Shares may be volatile and subject to wide fluctuations in response to numerous factors, many of which are beyond the Company’s control, including the following: (i) actual or anticipated fluctuations in the Company’s quarterly results of operations; (ii) recommendations by securities research analysts; (iii) changes in the economic performance or market valuations of other issuers that investors deem comparable to the Company; (iv) addition or departure of the Company’s executive officers and other key personnel; (v) release or expiration of lock-up or other transfer restrictions on outstanding Shares; (vi) sales or perceived sales of additional Shares; (vii) significant acquisitions or business combinations, strategic partnerships, joint ventures or capital commitments by or involving the Company or its competitors; and (viii) news reports relating to trends, concerns, technological or competitive developments, regulatory changes and other related issues in the Company’s industry or target markets.

Financial markets have recently experienced significant price and volume fluctuations that have particularly affected the market prices of equity securities of public entities and that have, in many cases, been unrelated to the operating performance, underlying asset values or prospects of such entities. Accordingly, the market price of the Shares may decline even if the Company’s operating results, underlying asset values or prospects have not changed. Additionally, these factors, as well as other related factors, may cause decreases in asset values that are deemed to be other than temporary, which may result in impairment losses. As well, certain institutional investors may base their investment decisions on consideration of the Company’s environmental, governance and social practices and performance against such institutions’ respective investment guidelines and criteria, and failure to satisfy such criteria may result in limited or no investment in the Shares by those institutions, which could materially adversely affect the trading price of the Shares. There can be no assurance that continuing fluctuations in price and volume will not occur. If such increased levels of volatility and market turmoil continue for a protracted period of time, the Company’s operations and the trading price of the Shares may be materially adversely effected.

Dilution

The number of Shares that the Company is authorized to issue is unlimited. The Company may, in its sole discretion, issue additional Shares from time to time subject to the rules of any applicable stock exchange on which the Shares are then listed and applicable securities law. The issuance of any additional Shares may have a dilutive effect on the interests of holders of Offered Shares. To the extent that any of the net proceeds of the Offering remain un-invested pending their use, or are used to pay down existing indebtedness with a low interest rate, the Offering may result in substantial dilution on a per Share basis to the Company’s net income and certain other financial measures used by the Company.

Market Discount

The price of the Shares will fluctuate with market conditions and other factors. If a holder of Offered Shares sells its Offered Shares, the price received may be more or less than the original investment. The Shares may trade at a discount from their book value. The Offered Shares may trade at a price that is less than the Offering Price. This risk may be greater for investors who sell their Offered Shares relatively shortly after closing of the Offering.

Use of Proceeds

The Company intends to use the net proceeds from the Offering as described under “Use of Proceeds”. However, management will have discretion in the actual application of the proceeds, and may elect to allocate proceeds differently from that described under “Use of Proceeds” if it believes that it would be in the best interests of the Company to do so or if circumstances change. The failure by management to apply these funds effectively could have a material adverse effect on the business of the Company.

LEGAL MATTERS

Certain legal matters in connection with the issue and sale of the Offered Shares offered by this Prospectus will be passed upon at the date of closing of the Offering on behalf of the Company by Torys LLP and on behalf of the Underwriters by Fasken Martineau DuMoulin LLP. As of the date hereof, Torys LLP, as a group, and Fasken Martineau DuMoulin LLP, as a group, respectively beneficially own, directly or indirectly, less than 1% of the outstanding securities of the Company.

AUDITORS AND TRANSFER AGENT AND REGISTRAR

PricewaterhouseCoopers LLP are the auditors of the Company and have confirmed that they are independent with respect to the Company within the meaning of the relevant rules and related interpretations prescribed by the relevant professional bodies in Canada and any applicable legislation or regulation.

The transfer agent and registrar for the Offered Shares is Computershare Investor Services Inc. at its principal offices in Vancouver, British Columbia or Toronto, Ontario.

AGENT FOR SERVICE OF PROCESS

Michael A. DeGiglio, John P. Henry, David Holewinski, Stephen C. Ruffini and Dr. Roberta Cook (the “Non-Resident Persons”) are each directors and/or officers of the Company who reside outside of Canada. Each of the Non-Resident Persons has appointed the Company as their agent for service of process. The Company’s address for service of process is 4700-80th Street, Delta, British Columbia, Canada, V4K 3N3.

Purchasers are advised that it may not be possible for investors to enforce judgments obtained in Canada against any person or company that is incorporated, continued or otherwise organized under the laws of a foreign jurisdiction or resides outside of Canada, even if the party has appointed an agent for service of process.

STATUTORY RIGHTS OF WITHDRAWAL AND RESCISSION

Securities legislation in certain of the provinces of Canada provides purchasers with the right to withdraw from an agreement to purchase securities. This right may be exercised within two business days after receipt or deemed receipt of a prospectus and any amendment. In several of the provinces, the securities legislation further provides a purchaser with remedies for rescission or, in some jurisdictions, revision of the price or damages if the prospectus and any amendment thereto contains a misrepresentation or is not delivered to the purchaser, provided that the remedies for rescission, revision of the price or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province for the particulars of these rights or consult with a legal adviser.

CERTIFICATE OF THE COMPANY

Dated: October 4, 2018

This short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of all provinces of Canada, except Quebec.

VILLAGE FARMS INTERNATIONAL, INC.

By: (Signed) MICHAEL A. DEGIGLIO	By: (Signed) STEPHEN C. RUFFINI
Chief Executive Officer	Chief Financial Officer

On behalf of the Board of Directors

By: (Signed) JOHN R. MCLERNON	By: (Signed) CHRISTOPHER C. WOODWARD
Director	Director

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CERTIFICATE OF THE UNDERWRITERS

Dated: October 4, 2018

To the best of our knowledge, information and belief, this short form prospectus, together with the documents incorporated by reference, constitutes full, true and plain disclosure of all material facts relating to the securities offered by this short form prospectus as required by the securities legislation of all provinces of Canada, except Quebec.

BEACON SECURITIES LIMITED

By: (Signed) MARIO MARUZZO

Managing Director, Investment Banking

GMP SECURITIES L.P.

By: (Signed) STEVE OTTAWAY

Managing Director, Investment Banking

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